Exhibit 2.6

January 15, 2019

Direct Vet Marketing, Inc.

(d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attn:    General Counsel (voyagerlegal@vetsfirstchoice.com)

With copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attn:    Mark Stein (mark.stein@morganlewis.com)

Re: Amendment No. 4 to Contribution and Distribution Agreement

Dear Sir and/or Madam:

Reference is made to that certain Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Inc. (“Harbor”), HS Spinco, Inc. (“Spinco”), Direct Vet Marketing, Inc. (“Voyager”) and, solely for purposes of certain articles thereto, Shareholder Representative Services, LLC, solely in its capacity as the Voyager Stockholders’ Representative (as amended, the “CDA”). For purposes of this letter agreement (this “Letter”), capitalized terms used but not otherwise defined in this Letter shall have the meanings ascribed to them in the CDA.

This Letter shall amend the CDA in the manner and to the extent set forth below, and shall constitute Amendment No. 4 to the CDA.

In consideration of the premises and mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Letter agree as follows:

1.	To amend the CDA as follows:

a.	The definition of “Calculation Time” in Article I (Definitions) Section 1.1 (General) is hereby amended and restated to read as follows:

i.	“Calculation Time” means 11:59 p.m., New York time, on February 3, 2019.

b.	The definition of “Spinco Closing Date Net Debt” in Article I (Definitions) Section 1.1 (General) is hereby amended and restated to read as follows:

i.

“Spinco Closing Date Net Debt” means an amount (which may be negative), in each case, determined as of the Calculation Time, giving pro-forma effect to the incurrence, and the application of the proceeds, of the Spinco Financing, but without giving effect to the consummation of the Transactions, equal to (i) the Indebtedness of the Spinco Group, less (ii) an amount equal to the Cash and Cash Equivalents of the Spinco Group; provided, that, as used within the definition of “Spinco Closing Date Net Debt,” (x) Indebtedness shall (1) include all Indebtedness represented by the Spinco Financing and (2) exclude all Indebtedness owed from a member of the Spinco Group to a member of the Harbor Group (any such Indebtedness, “Harbor-Spinco Indebtedness”), to the extent such Harbor-Spinco Indebtedness has been repaid or equitized or the receivable in respect thereof has been transferred to a member of the Spinco Group, in each case prior to the Distribution, and (y) Cash and Cash Equivalents shall (1) include all amounts drawn from the Spinco Financing that are not used to fund the payment of the Special Dividend and the Intercompany Debt Repayment, and (2) exclude all Cash and Cash Equivalents of the Spinco Group used to pay the Special Dividend, the Additional Special Dividend (if applicable) and the Intercompany Debt Repayment.

c.	Article VII (Additional Covenants) of the CDA is amended by adding a new Section 7.9, which shall read in its entirety as follows:

i.

Section 7.9. Conduct of Business Between Calculation Time and Distribution Date. Between the Calculation Time and the Distribution Date, Harbor shall, and shall cause Spinco to, use its commercially reasonable efforts to segregate in separate accounts (i) any accounts receivable or accounts payable, to the extent arising from or relating to the sale or other disposition of goods, or the performance of services, by or in connection with the Spinco Business, and (ii) the Cash and Cash Equivalents of the Spinco Group. Notwithstanding anything to the contrary in this Agreement, between the Calculation Time and the Distribution Date, Spinco shall not, and shall cause its Subsidiaries not to, other than in the ordinary course of business, (x) take any action (or omit to take any action) with the principal purpose or principal effect of modifying the amount of the Spinco Closing Date Working Capital or the Spinco Closing Date Net Debt, or (y) other than with respect to the transactions contemplated by this Agreement and the other Transaction Agreements (including the Restructuring, the Harbor Contribution, the payment of the Special Dividend or the Additional Special Dividend (if any), the effectuation of the Intercompany Debt Repayment, or the issuance of shares of Spinco Common Stock to the Purchasers), (1) make or declare any dividend or distribution (whether in cash or in kind) or payment in lieu of any dividend or distribution, on or in respect of any capital stock or other equity securities or interests of Spinco or any of its Subsidiaries, (2) redeem, repay, prepay, purchase, repurchase, reimburse or otherwise satisfy any Indebtedness of any member of the Harbor Group, (3) commit to enter into any transaction with any member of the Harbor Group (other than the transactions contemplated hereby and under the other Transaction Agreements), (4) waive any amounts owed to Spinco and/or any of its Subsidiaries by a member of the Harbor Group, or (5) assume, indemnify, waive or discharge any liability of a member of the Harbor Group; provided, however, that any event, action or transaction that is expressly consented to in writing by Voyager is not and will not be deemed to be in breach of the provisions of this Section 7.9. The Parties hereby acknowledge and agree that Spinco shall have the economic benefit of all Cash and Cash Equivalents of the Spinco Group and/or accounts receivable or accounts payable, as set forth in clauses (i) and (ii) above, whether or not such Cash and Cash Equivalents, accounts receivable or accounts payable are segregated in separate accounts between the Calculation Time and the Distribution Date.

Other than as expressly set forth herein, all obligations, representations and warranties, covenants, conditions and other provisions in the CDA remain unchanged and in full force and effect.

This Letter may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Letter.

This Letter and all issues and questions concerning the construction, validity, enforcement and interpretation of this Letter (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Letter (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

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If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof as of the date first written above.

Very truly yours,

HENRY SCHEIN, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President and Chief Financial Officer

HS SPINCO, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	President, Treasurer and Chief Financial Officer

[Signature Page to Project Voyager Side Letter No. 4]

Confirmed and agreed to as of the date first above written:

DIRECT VET MARKETING, INC.

By:	/s/ Christine T. Komola
Name:	Christine T. Komola
Title:	Executive Vice President and Chief Financial Officer

SHAREHOLDER REPRESENTATIVE SERVICES, LLC as Voyager Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Project Voyager Side Letter No. 4]